UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 31, 2018

SELECT INTERIOR CONCEPTS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38632	47-4640296
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

4900 East Hunter Avenue Anaheim, California	92807
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (714) 701-4200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933, as amended, or Rule 12b-2 of the Securities Exchange Act of 1934, as amended.

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

Summit Acquisition

On August 31, 2018, L.A.R.K. Industries, Inc. (“LARK”), a subsidiary of Select Interior Concepts, Inc. (the “Company”), entered into an Asset Purchase Agreement (the “Summit Purchase Agreement”) with Summit Stoneworks, LLC (“Summit”) and certain equityholders of Summit party thereto. Pursuant to the Summit Purchase Agreement, LARK acquired substantially all of the assets of Summit (the “Summit Acquisition”) for a purchase price of approximately $16 million in cash (subject to post-closing purchase price true-up adjustments), and up to an aggregate amount of $3.5 million in earn-out consideration (subject to the terms and conditions of the earn-out provisions in the Summit Purchase Agreement).

The foregoing summary of the Summit Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the complete terms of the Summit Purchase Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Fourth Amendment to Financing Agreement with Cerberus Business Finance, LLC

On August 31, 2018, Architectural Granite & Marble, LLC and Pental Granite and Marble, LLC (together, the “Borrowers”), each a subsidiary of the Company, entered into that certain Fourth Amendment to Financing Agreement (the “Fourth Amendment”) with the financial institutions party thereto, as lenders, and Cerberus Business Finance, LLC (“Cerberus”), as agent for the lenders. The Fourth Amendment further amends the Financing Agreement, dated as of February 28, 2017, by and among the Borrowers, the financial institutions party thereto, as lenders, and Cerberus, as agent for the lenders, as amended by (i) the First Amendment to Financing Agreement, dated as of November 22, 2017, (ii) the Second Amendment to Financing Agreement, dated as of December 29, 2017, and (iii) the Third Amendment to Financing Agreement, dated as of June 28, 2018, each by and among the Borrowers, the lenders party thereto, and Cerberus, as agent for the lenders (as amended, the “Financing Agreement”).

The Fourth Amendment, among other things, (i) increases the total Term Loan Commitment (as such term is defined in the Fourth Amendment) to approximately $101.4 million, (ii) provides the Borrowers with additional restricted payments capacity to fund potential earn-out payments that may be made pursuant to the Summit Purchase Agreement (subject to the satisfaction of certain financial conditions), (iii) revises the “Permitted Investments” provisions to expressly include the Summit Acquisition, and (iv) expands the “Use of Proceeds” provisions to expressly allow for the payment of the purchase price in connection with the Summit Acquisition, as well as the fees and expenses related to the Summit Acquisition and the Fourth Amendment.

The foregoing summary of the Fourth Amendment does not purport to be complete and is qualified in its entirety by reference to the complete terms of the Fourth Amendment, which is filed as Exhibit 10.2 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On August 31, 2018, pursuant to the Summit Purchase Agreement, LARK acquired substantially all of the assets of Summit, a company specializing in design center selections and the installation of countertops, flooring and other products for residential and commercial applications in central Texas, for a purchase price of approximately $16 million in cash (subject to post-closing purchase price true-up adjustments), and up to an aggregate amount of $3.5 million in earn-out consideration (subject to the terms and conditions of the earn-out provisions in the Summit Purchase Agreement). As part of the Summit Acquisition, LARK acquired certain tangible and intangible assets of Summit, including certain inventory, equipment and intellectual property, and all of the issued and outstanding equity of Designer Floors of Texas, Inc., a subsidiary of Summit, and also assumed certain contracts of Summit.

The foregoing summary of the Summit Acquisition does not purport to be complete and is qualified in its entirety by reference to the complete terms of the Summit Purchase Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Asset Purchase Agreement, dated as of August 31, 2018, by and among L.A.R.K. Industries, Inc., Summit Stoneworks, LLC and certain equityholders of Summit Stoneworks, LLC party thereto.

10.2	Fourth Amendment to Financing Agreement, dated as of August 31, 2018, by and among Architectural Granite & Marble, LLC and Pental Granite and Marble, LLC, as borrowers, the financial institutions party thereto, as lenders, and Cerberus Business Finance, LLC, as agent for the lenders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 7, 2018	SELECT INTERIOR CONCEPTS, INC.

	By:	/s/ Tyrone Johnson
Name: Tyrone Johnson
Title: Chief Executive Officer